EXHIBIT 10.19(c)
THIRD AMENDMENT TO LEASE

AZTAR CORPORATION
BILTMORE FINANCIAL CENTER I

     THIS THIRD AMENDMENT TO LEASE (this “Third Amendment”) is entered into for reference purposes this 4th day of August, 2003, by and between: (a) EAST CAMELBACK ROAD, INC., a Florida corporation (“Landlord”), successor-in-interest by assignment and assumption to SFERS Real Estate S Limited Partnership, an Arizona limited partnership (“SFERS”), as landlord; and (b) AZTAR CORPORATION, a Delaware corporation (“Tenant”), as tenant.
RECITALS
     A. This Third Amendment is entered into in consideration of the mutual promises, covenants and conditions set forth below, the receipt and sufficiency of which are hereby acknowledged by the parties.
     B. SFERS and Tenant entered into that certain Lease and Exhibits A through C thereto dated for reference purposes August 25, 1997, as amended by that certain First Amendment to Lease dated for reference purposes May 26, 2000, and that certain Second Amendment to Lease dated for reference purposes March 7, 2001 (collectively, the “Lease”) pertaining approximately 13,058 rentable square feet of premises identified as Suite 400 (the “Premises”), located in the office building at 2390 East Camelback Road, Phoenix, Arizona (the “Building”), commonly known as “Biltmore Financial Center I”.
     C. Landlord is the successor-in-interest by assignment and assumption to SFERS and has assumed all of the rights and obligations of the landlord under the Lease.
     D. The parties now desire to extend the Term of the Lease, as more particularly set forth below, subject to the terms and conditions set forth in the Lease, as amended and supplemented herein.
     E. Capitalized terms used in this Third Amendment without definition shall have the same meanings given to such terms in the Lease.

AGREEMENTS
     1. Landlord’s Address. For clarification purposes, the “LANDLORD’S ADDRESS” set forth on the Reference Page of the Lease, as amended pursuant to Paragraph 2 of the First Amendment and Paragraph 1 of the Second Amendment, is deleted and replaced with the following:

LANDLORD’S ADDRESS:	c/o Transwestern Commercial Services
2390 East Camelback Road, Suite 204
Phoenix, Arizona 85016-9002
Attn: Property Manager

with a copy to:

Brier & Irish, P.L.C.
2400 East Arizona Biltmore Circle,
Suite 1290
Phoenix, Arizona 85016-2195
Attention: Robert N. Brier, Esq.
     2. First Extended Term. The currently scheduled “Termination Date” of the Lease, as extended pursuant to the First Amendment, is February 15, 2004. The parties now desire to further extend the Term of the Lease, subject to the terms and conditions set forth in the Lease and this Third Amendment, effective as of January 1, 2004, which date precedes the currently scheduled Termination Date by approximately one and one-half months. As such, Paragraph 3 of the First Amendment is hereby amended by advancing the “Termination Date” set forth therein from “February 15, 2004” to “December 31, 2003”.
     3. Second Extended Term. Effective as of midnight on December 31, 2003, (a) the “Term of Lease” is further extended for a period of thirty-six (36) months from January 1, 2004, through December 31, 2006, and (b) the “Termination Date” set forth on the Reference Page of the Lease (as amended pursuant to Paragraph 3 of the First Amendment), is changed from “December 31, 2003” to “December 31, 2006”.
     4. Rental Schedule. Effective as of January 1, 2004, the “Rental Schedule” set forth in Article 39 of the Lease, as amended pursuant to Paragraph 5 of the First Amendment, is deleted and replaced with the following:

	Annual Rate Per Rentable	Monthly
Dates	Square Foot of Premises	Installment

01/01/04 — 03/31/04	$ Ø	$ Ø
04/01/04 — 12/31/06	$26.50	$28,836.42
     5. Base Year. Effective as of January 1, 2004, the “Base Year (Direct Expenses)” and the “Base Year (Taxes”) set forth on the Reference Page of the Lease, as amended pursuant to Paragraphs 2 and 3 of the Second Amendment, are changed from “2001” to “2004”.
     6. Parking. Effective as of January 1, 2004, the first two sentences set forth in Article 40 (“Parking”) of the Lease, as amended pursuant to Paragraph 6 of the First Amendment, are deleted in their entirety and replaced with the following:
During the Term, Tenant shall have the right to use, and the obligation to pay for, a total of twenty-eight (28) parking spaces, as follows: twenty-five (25) reserved parking spaces at $65.00 per month per space, plus applicable rental taxes; and three (3) unreserved parking spaces at $50.00 per month per space, plus applicable rental taxes.
     7. Condition of Premises. Tenant acknowledges and agrees that the Premises continue to be leased to Tenant in an “AS IS” condition, without representation, warranty or covenant of or from Landlord and without any obligation of Landlord to construct or pay for any tenant improvements of any kind or character whatsoever. Tenant acknowledges that Landlord has made no representations or warranties, express or implied, concerning the tenant improvements presently existing at, or the condition of, the Premises, and Tenant further acknowledges that it has had adequate opportunity to inspect and approve, and has adequately inspected and approved, the tenant improvements presently existing at, and the condition of, the Premises.
     8. Brokerage Commissions. Landlord and Tenant represent and warrant to each other that there are no claims for brokerage commissions or finder’s fees in connection with this Third Amendment, and Landlord and Tenant shall indemnify each other against and hold the other harmless for, from and against all liabilities arising from any such claims, including any attorneys’ fees and costs incurred by the non-breaching party in connection therewith.
     9. Lease Status. Tenant hereby represents and warrants to Landlord that there are no offsets or credits against rentals nor have any rentals been paid in advance. Further, Tenant agrees that there are no existing claims or causes of action against Landlord arising out of the Lease, nor are there any existing defenses which Tenant has against the enforcement of the Lease by Landlord.
     10. Ratification. It is understood and agreed that the Lease is ratified, affirmed and in full force and effect, and has not been modified, supplemented or amended in any way, except as herein provided. In the event of any inconsistency between the terms of the Lease and this Third Amendment, the terms of this Third Amendment shall prevail. All references in the Lease to “this Lease” shall be deemed references to the Lease, as modified by this Third Amendment.

     11. Authority. The parties and all persons signing for the parties below represent to each other that this Third Amendment has been fully authorized and no further approvals are required.
     12. Successors. Subject to the provisions set forth in Article 9 of the Lease, this Third Amendment shall be binding on, and inure to the benefit of, the parties hereto and their respective successors in interest and assigns.
     13. Counterparts. This Third Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one entire agreement.
     IN WITNESS WHEREOF, the parties have duly executed this Third Amendment as of the day and year set forth below their respective signatures.

LANDLORD: EAST CAMELBACK ROAD, INC., a Florida corporation
By:	/s/ Artlyn Fong
Artlyn Fong
Its: Vice President

Dated: August 25, 2003

TENANT: AZTAR CORPORATION, a Delaware corporation
By:	/s/ Nelson W. Armstrong, Jr.
Nelson W. Armstrong, Jr.
Its: Vice President Administration & Secretary

Dated: August 11, 2003

4